Exhibit 10.12
LOAN AND SECURITY AGREEMENT
     This Loan And Security Agreement (this “Agreement”) dated as of the Effective Date between Silicon Valley Bank, a California corporation (“Bank”), and Cavium Networks, a California corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
     1. ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2. LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to Borrower up to the Availability Amount.
          (b) Streamline Period. Borrower may, at its option, elect not to have any Advances outstanding during specified periods of time (each, a “Streamline Period”). At least 10 days prior to requesting that a Streamline Period be put into effect, Borrower shall give Bank written notice thereof, specifying the date the Streamline Period is to begin. On or prior to the Business Day immediately preceding the commencement of the Streamline Period, Borrower will pay to Bank, by wire transfer, an amount sufficient to repay in full all outstanding Advances, all accrued interest thereon, and all other outstanding monetary Obligations. A Streamline Period may not be put into effect if (i) there are outstanding Obligations in connection with Cash Management Services in excess of Five Hundred Thousand Dollars ($500,000), or (ii) there are any issued (even if undrawn) Letters of Credit. During a Streamline Period, Borrower will not be permitted to incur Obligations in connection with Cash Management Services (as defined below) in an amount more than Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding, and no Letters of Credit will be issued. During a Streamline Period, Borrower may not request any Advances, and Bank shall have no obligation to make any Advances. To terminate a Streamline Period, Borrower shall provide Bank at least 30 days prior written notice thereof together with such information relating to the Eligible Domestic Accounts and Eligible Foreign Accounts and other Collateral as Bank may specify.
          (c) Termination: Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line and subject to deduction of Reserves, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the Availability Amount. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of

1.

Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line and subject to deduction of Reserves, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Six Hundred Thousand Dollars ($600,000) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The obligations of Borrower relating to this section may not exceed the Availability Amount.
     2.1.4 Cash Management Services Sublimit. Borrower may use up to Six Million Dollars ($6,000,000) (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance. Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate; Advances. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to (i) 1.5 percentage points above the Prime Rate if the Borrower’s Quick Ratio is greater than 1.00 to 1.00, or (ii) 2.25 percentage points above the Prime Rate if the Borrower’s Quick Ratio is less than or equal to 1.00 to 1.00, which interest in all events shall be payable monthly.

2.

          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change. Pricing adjustments based upon the Borrower’s Quick Ratio shall be effective as of the 1st day of the month following receipt of the relevant financial information.
          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off. In addition, in the Bank’s discretion, Bank may make an Advance under the Revolving Line to pay any unpaid principal , interest or other monetary Obligation, in which event such Advance or Advances will bear interest at the same rate applicable to other Advances.
          (f) Minimum Monthly Interest. In the event the aggregate amount of interest earned by Bank in any month (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) is less than $2,000.00 (the “Minimum Monthly Interest”), Borrower shall pay Bank an amount, payable on the last day of such month, in an amount equal to the (i) Minimum Monthly Interest minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) in such month.
          (g) Payment; Interest Computation. Interest is payable monthly on the last Business Day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day.
          (h) Float Charge. Provided that any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Credit Extensions, on all collections of Accounts received by Bank. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each applicable month shall be payable on the last Business Day of such month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
     2.4 Fees. Borrower shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $10,000.00, on the Effective Date less the $10,000 good faith deposit previously paid to Bank;
          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance or renewal of such Letter of Credit by Bank;
          (c) Collateral Monitoring Fee. A monthly collateral monitoring fee of $750.00 ($0.00 when there are no outstanding Credit Extensions), payable in arrears on the last day of each month (prorated for any partial month) at the beginning and upon termination of this Agreement; and
          (d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3.

     3. CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;
          (b) Borrower shall have delivered a duly executed original signature to the Warrant;
          (c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of California as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;
          (e) Borrower shall have delivered a payoff letter from N/A ;
          (f) Borrower shall have delivered evidence that (i) the Liens securing Indebtedness owed by Borrower to N/A will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated.
          (g) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (h) Borrower shall have delivered the Representations and Warranties Certificate executed by Borrower;
          (i) Borrower shall have delivered a copy of its Registration Rights Agreement and any amendments thereto;
          (j) Borrower shall have delivered the insurance policies and/or endorsements required pursuant to Section 6.5 hereof with evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and
          (k) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly

4.

referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s sole discretion, there has not been a Material Adverse Change or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.
     3.3 Covenant to Deliver.
     Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification. Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee.
     4. CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim. Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     This Agreement may be terminated prior to the Revolving Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than any inchoate obligations to indemnify Bank). Upon payment in full of the Obligations (other than any inchoate obligations to indemnify Bank) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5.

     5. REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
     5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement. Borrower has delivered to Bank a completed certificate substantially in the form attached hereto as Exhibit C signed by Borrower, entitled “Representations and Warranties” (the “Representations and Warranties Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Representations and Warranties Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Representations and Warranties Certificate; (c) the Representations and Warranties Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Representations and Warranties Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Representations and Warranties Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Representations and Warranties Certificate delivered to Bank in connection herewith.
     Except as disclosed on the Representations and Warranties Certificate, the Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Representations and Warranties Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first notify Bank in writing and, except with respect to warehouse locations of Borrower at which Collateral with an aggregate value of $500,000 or less is located with respect to all such locations, receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.
     All Inventory is and shall remain in all material respects of good and marketable quality, free from material defects, except in the ordinary course of the Borrower’s business operations.
     Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each patent held by Borrower is valid and enforceable and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

6.

     Except as noted on the Representations and Warranties Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within fifteen (15) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.
     5.3 Accounts Receivable.
          (a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall meet the requirements for Eligible Accounts or Eligible Foreign Accounts, as the case may be, set forth in Section 13 below.
          (b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account or an Eligible Foreign Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. Except as shown in the Representations and Warranties Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries in which an adverse decision could reasonably expected to have a material adverse effect on Borrower’s business.
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank that could reasonably be determined to result in a Material Adverse Change.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

7.

     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made. taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6. AFFIRMATIVE COVENANTS
          Borrower shall do all of the following:
     6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.
     6.2 Financial Statements, Reports, Certificates.
          (a) Borrower shall provide Bank with the following:
          (i) weekly, and upon each loan request (monthly, within fifteen (15) days of months end if no Default has occurred and either (x) Borrower is in a Streamline Period or, (y) when borrowing, if the Borrower maintains a Quick Ratio of greater than or equal to 1.50 to 1.00), a transaction report and schedules of collection;
          (ii) within fifteen (15) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger;

8.

          (iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;
          (iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
          (v) within thirty (30) days prior to the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and
          (vi) as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year (provided, however, Borrower may deliver its FYE 2004 financial statements to Bank on or before December 31, 2005), annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.
          (b) In the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) Business Days after filing but no later than fifty (50) days after the relevant reporting period, all reports on Form 10-K (with respect to which the Borrower shall have ninety five (95) days within which to furnish it to Bank), 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.
          (c) Prompt written notice of (i) any material change in the composition of its intellectual property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed to Bank, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of its intellectual property.
     6.3 Accounts Receivable.
          (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections; as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If reasonably requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contacts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its reasonable request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
          (b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts involving more than $100,000. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Aggregate Borrowing Base.
          (c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has

9.

occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof, provided, however, in the event no Default has occurred and either (x) Borrower is in a Streamline Period or, (y) when borrowing, if Borrower maintains a Quick Ratio of equal to or greater than 1.50 to 1.00, Borrower shall not be required to deliver the proceeds of Accounts to Bank upon receipt as provided hereinabove. In addition, in the event the Borrower has any outstanding Credit Extensions or is requesting a Credit Extension and the Borrower’s Quick Ratio is less than 1.50 to 1.00, Bank may, in its good faith business judgment, require that all proceeds of Accounts be deposited by Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.
          (d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i)determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon reasonable request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
          (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.
          (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction in the event (i) the aggregate purchase price of such Equipment is $250,000 or less (for all such transactions in any fiscal year), or (ii) the Borrower’s Quick Ratio at the time of any such disposition is. greater than 2.50 to 1.00 and, in each instance, no Event of Default has occurred and is continuing. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions. Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s prior notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents. shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $500 plus any out-of-pocket expenses

10.

incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank and customary for companies in Borrower’s industry and location similarly situated. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing. Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000), in the aggregate (or up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate if the Borrower’s Quick Ratio is greater than 2.50 to 1.00), toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
     6.8 Operating Accounts.
          (a) Maintain its primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates which accounts shall represent at least 80% of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions.
          (b) Provide Bank three (3) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall at Bank’s reasonable request cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
     6.9 Financial Covenants (intentionally omitted).
     6.10 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 90 days after any such filing.
     6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

11.

     7. NEGATIVE COVENANTS
     Borrower shall not do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers of (a) of Inventory in the ordinary course of business, provided, however, no such sales shall be on a sale-or-return, guaranteed sale, consignment, or other contingent basis in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any quarter; (b) of worn-out, surplus or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.
     7.2 Changes in Business, Management, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a material change in ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction) or management, or permit or suffer any Change in Control. Borrower shall not, without at least twenty (20) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed $1,000,000 in any fiscal year of Borrower; (b) no Event of Default has occurred and is continuing or would exist immediately after giving effect to the transactions; and (c) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8.(b) hereof.
     7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year.

12.

     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business (it being understood that existing employment arrangements with executive officers are within the ordinary course of business), upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ER1SA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8. EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension or the Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.8, or violates any covenant in Section 7; or
          (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess

13.

of One Hundred Thousand Dollars ($100,000) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);
     8.5 Insolvency. Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a material adverse effect on Borrower’s or any Guarantor’s business;
     8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or
     9. BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
          (c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) terminate any FX Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain

14.

possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrower’s Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and promptly due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.

15.

If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank and Section 9-207 of the Code, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     10. NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, "Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Cavium Networks 805 E. Middlefield Road Mountain View, California 94043 Attn: Art Chadwick, Chief Financial Officer Fax: Email: Art.Chadwick@caviumnetworks.com

16.

If to Bank:	Silicon Valley Bank 3979 Freedom Circle, Suite 600 Santa Clara, California 95054 Attn: Chitra Suriyanarayanan, Relationship Manager Fax: (408) 654-5517 Email:
     11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     12. GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     12.3 Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate

17.

and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information (other than as a result of Bank’s disclosure), but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank (other than as a result of Bank’s disclosure); or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     13. DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.

18.

     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Bankruptcy-Related Defaults” is defined in Section 9.1.
     “Borrower” is defined in the preamble hereof
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is 80% of Eligible Accounts (Eligible Accounts may, in the Bank’s sole discretion on a case by case basis, include Eligible Foreign Accounts, provided that such Eligible Foreign Accounts shall not (a) exceed $1,500,000 in the aggregate, or (b) 50% of the domestic Eligible Accounts), as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit G and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) any Investments permitted by Borrower’s investment

19.

policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by the Bank.
     “Cash Management Services” is defined in Section 2.1.4.
     “Cash Management Services Sublimit” is defined in Section 2.1.4.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty-nine percent (49%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Committed Availability” means, as the date of determination, an amount equal to the sum of the Revolving Line minus all outstanding Credit Extensions.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

20.

     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
     “Current Assets” are amounts that under GAAP should be included on that date as current assets on Borrower’s consolidated balance sheet.
     “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.3(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number 3300301459, maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
     “Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
          (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
          (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
          (c) Credit balances over ninety (90) days from invoice date;
          (d) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
          (e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada other than Quebec) except for Eligible Foreign Accounts;
          (f) Accounts owing from an Account Debtor which is a federal, state or local government

21.

entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
          (g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
          (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
          (i) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
          (j) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
          (k) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);
          (l) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and
          (m) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.
     “Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that are (a) covered by credit insurance satisfactory to Bank, less any deductible; (b) supported by letter(s) of credit acceptable to Bank; or (c) that Bank approves in writing.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.

22.

     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, the Warrant, the Representations and Warranties Certificate, the Negative Pledge Agreement, any note, or notes or guaranties executed by Borrower or any

23.

Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
     “Negative Pledge Agreement” is a certain Negative pledge Agreement of even date executed by the Borrower in favor of the Bank.
     “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s’ state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modification thereto.
     “Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warrant) charges, freight discounts and installation expenses.
     “Payment/Advance Form” is that certain form attached hereto as Exhibit B.
     “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
          (b) Indebtedness existing on the Effective Date and shown on the Representations and Warranties Certificate;
          (c) Subordinated Debt;
          (d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;
          (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
          (f) Indebtedness in an aggregate principal amount (including aggregate amounts permitted under subsections (g) and (h) hereof) not to exceed Four Hundred Thousand Dollars ($400,000) secured by Permitted Liens;
          (g) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount (including aggregate amounts permitted under subsections (f) and (h) hereof) not to exceed Four Hundred Thousand Dollars ($400,000) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary

24.

(provided that the primary obligations are not prohibited hereby);
          (h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding (including aggregate amounts permitted under subsections (f) and (g) hereof) Four Hundred Thousand Dollars ($400,000) in the aggregate outstanding at any time; and
          (i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
          (a) Investments shown on the Representations and Warranties Certificate and existing on the Effective Date;
          (b) Cash Equivalents;
          (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
          (d) Investments consisting of deposit accounts and securities accounts in which Bank has a perfected security interest or with respect to which accounts Borrower is otherwise in compliance with Section 6.8 hereof;
          (e) Investments accepted in connection with Transfers permitted by Section 7.1;
          (f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;
          (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors, up to One Hundred Thousand Dollars ($100,000) in the aggregate on a combined basis with respect to subsections (i) and (ii) hereof in any fiscal year;
          (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
          (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Permitted Investments of Borrower in any Subsidiary;
          (j) Joint Ventures or strategic alliances (in the ordinary course of Borrower’s business) consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided than any cash investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year, provided that no such cash investment may be made if an Event of Default is then occurring or would otherwise upon the making thereof;
          (k) Investments pursuant to or arising under currency agreement or interest rate agreements entered into in the ordinary course of business; and
          (l) Other Investments not otherwise permitted by Section 7.6 not exceeding One Hundred

25.

Thousand Dollars ($100,000) in the aggregate outstanding at any time.
     “Permitted Liens” are:
          (a) Liens existing on the Effective Date and shown on the Representations and Warranties Certificate or arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;
          (c) purchase money Liens (and including for purposes of this clause Liens incurred in connection with capital leases) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
          (d) statutory Liens securing claims or demands of materialmen mechanics, carriers, warehousemen, landlords, repairmen and employees and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s Lien and the aggregate amount of such Liens does not at any time exceed Fifty Thousand Dollars ($50,000);
          (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed Fifty Thousand Dollars ($50,000);
          (f) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
          (g) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
          (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
          (i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts or with respect to which accounts Bank has otherwise consented to in writing;
          (j) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Borrower or otherwise impairing the conduct of Borrower’s business;
          (k) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;
          (l) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

26.

           (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (n) Liens which constitute rights of offset of a customary nature that are not prior to the Bank’s security interests;
          (o) Liens arising from the filing of any financing statement relating to operating leases otherwise permitted hereunder;
          (p) Liens on escrowed cash representing a portion of the proceeds of sales of assets established to satisfy contingent post-closing obligations that it owes (including earn-outs, indemnities, and working capital adjustments);
          (q) Liens on cash collateral securing reimbursement obligations to Bank under letters of credit;
          (r) Liens on earnest money deposit required under a letter of intent or purchase agreement otherwise permitted hereunder; and
          (s) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
     Notwithstanding the foregoing, Permitted Liens pursuant to subsections (j) through (r) may not secure in excess of $500,000 in the aggregate at any time.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Quick Assets” is, on any date. Borrower’s consolidated, unrestricted cash, Cash Equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.
     “Quick Ratio” is, on any date, a ratio of Borrower’s Quick Assets to its Current Liabilities.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made
     “Representations and Warranties Certificate” is defined in Section 5.1.
     “Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in good faith reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

27.

     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
     “Revolving Line” is an Advance or Advances in an aggregate amount of up to Six Million Dollars ($6,000,000.00) outstanding at any time.
     “Revolving Line Maturity Date” is the earliest of (a) January 5, 2007 or (b) the occurrence of an Event of Default.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Settlement Date” is defined in Section 2.1.3.
     “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Term Loan” is a loan made by Bank and Gold Hill Venture Lending 03, LP to Borrower in the amount of $4,000,000.00, as may be amended.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.
     “Transfer” is defined in Section 7.1.
     “Warrant” is that certain Warrant to Purchase Stock of even date executed by Borrower in favor of Bank.
[Signature page follows]

28.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed as of October 6, 2005.
BORROWER:
Cavium Networks

By	/s/ Arthur Chadwick
	Name:	Arthur Chadwick
	Title:	CFO

BANK:
Silicon Valley Bank

By	/s/ Chitra Suriyanarayanan
	Name:	Chitra Suriyanarayanan
	Title:	Relationship Manager

[Signature page to Loan and Security Agreement]

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following:
     (a) whether now owned or hereafter acquired any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, chip design and software code, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and intent-to-use applications or any other items of intellectual property and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing, or
     (b) more than 65% of the total combined voting power of all classes of stock entitled to vote the share of capital stock of any Subsidiary of Borrower not incorporated or organized under the laws of one of the State or jurisdictions of the United States.
     Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

1.

EXHIBIT B
Loan Payment/Advance Request Form
Deadline for same day processing is Noon P.S.T.*

Fax To:	Date:

LOAN PAYMENT:

[Insert Borrower name]

From Account #		To Account #

	(Deposit Account #)		(Loan Account #)

Principal $		and/or Interest $

Authorized Signature:		Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #

	(Loan Account #)		(Loan Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:		Phone Number:

Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

1.

EXHIBIT D
BORROWING BASE CERTIFICATE
Borrower: Cavium Networks
Lender: Silicon Valley Bank
Commitment Amount: $6,000,000.00

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of	$

2.	Additions (please explain on reverse)	$

3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$

5.	Balance of 50% over 90 day accounts	$

6.	Credit balances over 90 days	$

7.	Concentration Limits	$

8.	Foreign Accounts	$

9.	Governmental Accounts	$

10.	Contra Accounts	$

11.	Promotion or Demo Accounts	$

12.	Intercompany/Employee Accounts	$

13.	Disputed Accounts	$

14.	Deferred Revenue	$

15.	Other (please explain on reverse)	$

16.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

17.	Eligible Accounts (#3 minus #16)	$

18.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #17)	$

BALANCES
19.	Maximum Loan Amount	$

20.	Total Funds Available [Lesser of #19 or #18]	$

21.	Present balance owing on Line of Credit	$

22.	Outstanding under Sublimits	$

23.	RESERVE POSITION (#20 minus #21 and #22)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY

COMMENTS:	Received By:
AUTHORIZED SIGNER
By:
Authorized Signer	Date:

Date:	Verified By:
AUTHORIZED SIGNER

Date:
Compliance Status: Yes No

1.

EXHIBIT E
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: CAVIUM NETWORKS
     The undersigned authorized officer of Cavium Networks (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                   with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No
10-Q, 10-K and 8-K, if and when required	Within 5 days after filing with SEC but no later than 50 days (95 days with respect to the 10K) after the relevant reporting period	Yes No
Borrowing Base Certificate	Weekly and at time of any loan request (monthly if streamline)	Yes No
A/R & A/P Agings	Monthly within 15 days	Yes No
Annual Operating Budgets	Annually, within 30 days prior to FYE	Yes No

1.

     The following information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BANK USE ONLY

[Borrower Name]		Received By:
AUTHORIZED SIGNER
By:
	Name::	Date:
Title:
Verified By:
AUTHORIZED SIGNER

Date:
Compliance Status: Yes No

2.

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower

I.	Quick Ratio
Actual:

A.	Aggregate value of the unrestricted cash equivalents of Borrower and its Subsidiaries	$

B.	Aggregate value of the net billed accounts receivable of Borrower and its Subsidiaries	$

C.	Aggregate value of the Investments with maturities of fewer than 12 months of Borrower and it Subsidiaries

D.	Quick Assets (the sum of lines A through C)	$

E.	Aggregate value of Obligations to Bank	$

F.	Aggregate value of liabilities of Borrower and its Subsidiaries (including all Indebtedness) that matures within one (1) year and current portion of Subordinated Debt permitted by Bank to be paid by Borrower	$

G.	Current Liabilities (the sum of lines E and F)	$

H.	Quick Ratio (line D divided by line G)	$

1.

EXHIBIT F
Transaction Report
[EXCEL spreadsheet to be provided separately from lending officer.]

1.